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                                                                    EXHIBIT 11.2

                             PAGEMART WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)


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
                                                          THREE MONTHS ENDED DECEMBER 31, 1996
                                                        ----------------------------------------
                                                         NUMBER         PERCENT       EQUIVALENT
                                                        OF SHARES     OUTSTANDING       SHARES
                                                        ---------     -----------       ------
COMMON STOCK
   From Founders' Stock                                  2,300,000       100.00%       2,300,000
   Stock Options Exercised                                 595,983        93.47%         557,058
   Preferred Stock Converted to Common Stock            15,310,943       100.00%      15,310,943
   1994 Common Stock Offerings                          11,242,857       100.00%      11,242,857
   1995 Common Stock Offerings                           4,323,874       100.00%       4,323,874
   1996 Common Stock Offering                            6,000,000       100.00%       6,000,000
   Employee Stock Purchase Plan Shares Issued               31,275         1.09%             340
                                                        ----------                   -----------
                                                        39,804,932                    39,735,072

WEIGHTED AVERAGE SHARES OUTSTANDING                                                   39,735,072

NET LOSS                                                                            ($12,865,000)

NET LOSS PER SHARE                                                                        ($0.32)
                                                                                     ===========
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